Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In Re:	Chapter 11 Case No.

Northwest Airlines Corporation, et. al.	05-17930 (ALG)

Debtors	(Jointly Administered)

MONTHLY OPERATING STATEMENT FOR THE PERIOD

FROM JULY 1, 2006 TO JULY 31, 2006

DEBTOR’S ADDRESS:	NORTHWEST AIRLINES CORPORATION
2700 LONE OAK PARKWAY
EAGAN, MN 55121-1534

DEBTOR’S ATTORNEY:	CADWALADER, WICKERSHAM & TAFT LLP
ONE WORLD FINANCIAL CENTER
NEW YORK, NY 10281

(in thousands)
CONSOLIDATED MONTHLY DISBURSEMENTS:	$1,100,583

(in millions)
CONSOLIDATED NET INCOME (LOSS):	$101

REPORT PREPARER:	NORTHWEST AIRLINES CORPORATION (DEBTOR-IN-POSSESSION)

The undersigned, having reviewed the attached report and being familiar with the Debtor’s financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Date: August 31, 2006	/s/ Anna M. Schaefer
Anna M. Schaefer
Vice President - Finance and Chief Accounting Officer
(principal accounting officer)
2700 Lone Oak Parkway
Eagan, Minnesota 55121-1534
(612) 726-2111

Indicate if this is an amended statement by checking here:  AMENDED STATEMENT

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended July 31, 2006

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions)

Operating Revenues
Passenger	$913
Regional carrier revenues	128
Cargo	79
Other	78
Total operating revenues	1,198

Operating Expenses
Aircraft fuel and taxes	313
Salaries, wages and benefits	228
Selling and marketing	67
Aircraft maintenance materials and repairs	51
Other rentals and landing fees	51
Depreciation and amortization	41
Aircraft rentals	17
Regional carrier expenses	126
Other	124
Total operating expenses	1,018

Operating Income (Loss)	180

Other Income (Expense)
Interest expense, net	(47)
Investment income	9
Reorganization items, net	(39)
Other, net	(1)
Total other income (expense)	(78)

Income (Loss) Before Income Taxes	102

Income tax expense (benefit)	1

Net Income (Loss)	$101

The accompanying notes are an integral part of these unaudited consolidated financial statements.  The above financial statement includes the operating results of certain non-debtor entities.  Please see consolidating financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

as of July 31, 2006

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)
Assets

Current Assets
Cash and cash equivalents	$1,147
Unrestricted short-term investments	590
Restricted cash, cash equivalents and short-term investments	615
Accounts receivable, net	745
Flight equipment spare parts, net	120
Prepaid expenses and other	395
Total current assets	3,612

Property and Equipment
Flight equipment, net	7,243
Other property and equipment, net	736
Total property and equipment	7,979

Flight Equipment Under Capital Leases, net	22

Other Assets
Intangible pension asset	363
International routes	634
Investments in affiliated companies	38
Other	952
Total other assets	1,987
Total Assets	$13,600

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Air traffic liability	$1,843
Accounts payable and other liabilities	1,407
Current maturities of long-term debt and capital lease obligations	111
Total current liabilities	3,361

Long-Term Debt	1,400

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	133
Other	116
Total deferred credits and other liabilities	249

Liabilities Subject to Compromise	15,221

Preferred Redeemable Stock Subject to Compromise	279

Common Stockholders’ Equity (Deficit)
Common stock	1
Additional paid-in capital	1,503
Accumulated deficit	(5,836)
Accumulated other comprehensive income (loss)	(1,565)
Treasury stock	(1,013)
Total common stockholders’ equity (deficit)	(6,910)
Total Liabilities and Stockholders’ Equity (Deficit)	$13,600

The accompanying notes are an integral part of these unaudited consolidated financial statements. The above financial statement includes the operating results of certain non-debtor entities. Please see consolidating financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended July 31, 2006

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

Cash Flows from Operating Activities
Net income (loss)	$101
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	41
Pension and other postretirement benefit contributions less than expense	22
Changes in certain assets and liabilities	(157)
Long-term vendor deposits/holdbacks	86
Reorganization items, net	39
Other, net	(11)
Net cash provided by (used in) operating activities	121

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	1

Cash Flows from Investing Activities
Capital expenditures	(14)
Proceeds from sales of short-term investments	8
Decrease (increase) in restricted cash, cash equivalents and short-term investments	59
Other, net	12
Net cash provided by (used in) investing activities	65

Cash Flows from Financing Activities
Proceeds from long-term debt	4
Payments of long-term debt and capital lease obligations	(24)
Other, net	1
Net cash provided by (used in) financing activities	(19)

Increase (Decrease) in Cash and Cash Equivalents	168

Cash and cash equivalents at beginning of period	979
Cash and cash equivalents at end of period	$1,147

Cash and cash equivalents and unrestricted short-term investments at end of period	$1,737

Supplemental Cash Flow Information:
Interest paid	$28

Investing and Financing Activities Not Affecting Cash:
Manufacturer financing of aircraft, aircraft pre-delivery deposits and other non-cash transactions	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements. The above financial statement includes the operating results of certain non-debtor entities. Please see consolidating financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The condensed consolidated financial statements of Northwest Airlines Corporation (“NWA Corp.”), a holding company whose principal indirect operating subsidiary is Northwest Airlines, Inc. (“Northwest”), include the accounts of NWA Corp. and all consolidated subsidiaries (collectively, the “Company”). The condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company’s Form 10-Q for the quarter ended June 30, 2006, and the Company’s audited consolidated financial statements, which are provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Company’s accounting and reporting policies are summarized in “Note 2 – Summary of Significant Accounting Policies” in the Annual Report on Form 10-K for 2005.

As discussed in Note 2, on September 14, 2005 (the “Petition Date”), NWA Corp. and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11. The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG)” (the “Chapter 11 case”). Accordingly, the accompanying condensed consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”), and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business. In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

The Company maintains a Web site at http://www.nwa.com. Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports and other information about the Company are available free of charge through this Web site at http://ir.nwa.com as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. For information or questions concerning the Company’s Chapter 11 restructuring see:
http://www.nwa-restructuring.com.

In the opinion of management, the interim financial statements reflect adjustments, consisting of normal recurring accruals, unless otherwise noted, which are necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods indicated.

The Company’s results of operations for interim periods are not necessarily indicative of the results for an entire year due to seasonal factors as well as competitive and general economic conditions. The Company’s second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months.

The Company believes that the material risks and uncertainties that could affect the outlook of an airline operating under Chapter 11 and in a global economy include, among others, the ability of the Company to continue as a going concern, the ability of the Company to obtain and maintain any necessary financing for operations and other purposes, whether debtor-in-possession financing or other financing, the ability of the Company to maintain adequate liquidity, the ability of the Company to absorb escalating fuel costs, the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time, the ability of the Company to develop, confirm and consummate a plan of reorganization with respect to its Chapter 11 proceedings, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases, the ability of the Company to obtain and maintain normal terms with vendors and service providers, the Company’s ability to maintain contracts that are critical to its operations, the ability of the Company to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the potential adverse impact of the Chapter 11 proceedings on the Company’s liquidity or results of operations, the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the Company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein. Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Form 10-Q for the quarter ended June 30, 2006 and “Item 1. Business - Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Note 2 – Voluntary Reorganization Under Chapter 11

Background and General Bankruptcy Matters. On September 14, 2005, NWA Corp. and 12 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11. The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG)”. Accordingly, the accompanying consolidated financial statements have been prepared in accordance with SOP 90-7, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business. In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. The consolidated financial statements shown herein include certain subsidiaries that did not file to reorganize under Chapter 11. The assets and liabilities of these subsidiaries are not considered material to the consolidated financial statements.

Our condensed consolidated financial statements have been prepared in accordance with GAAP on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, our condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern. However, as a result of the Company’s Chapter 11 proceedings and other matters discussed in “Item 1. Business – Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for 2005, realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainties. Given these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to use the provisions of Chapter 11 to reorganize its business, targeting $2.5 billion in annual business improvements, in order to return to profitability on a sustained basis. The Chapter 11 process will allow the Company to realize three major elements essential to its transformation including:

•      Achieving $2.2 billion in annual reductions in both labor and non-labor costs, $1.7 billion of which is incremental to year-end 2005 results;

•      Resizing and optimization of the Company’s fleet to better serve Northwest’s markets;

•      Restructuring and recapitalization of the Company’s balance sheet, including a targeted reduction in debt and lease obligations of approximately $4.2 - $4.4 billion, providing debt and equity levels consistent with long-term profitability.

The Company has taken a number of actions necessary to achieve these objectives. These actions are outlined below and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” in the Company’s Form 10-Q for the quarter ended June 30, 2006. In addition, any business plan that forms the basis for a plan of reorganization will have to produce sufficient returns to permit the Company to have adequate access to the capital markets. Any plan will likely require profit improvements and/or cost reductions beyond those elements identified above. The Company will continue to refine its Chapter 11 related goals and objectives in response to market conditions.

As required by the Bankruptcy Code, the United States Trustee for the Southern District of New York appointed on September 30, 2005, an Official Committee of Unsecured Creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court concerning the reorganization. There can be no assurance that the Creditors’ Committee will support the Company’s positions or plan of reorganization.

With the exception of the Company’s non-debtor subsidiaries, the Company continues to operate the business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and applicable court orders. In general, as debtor-in-possession, the Company is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. In conjunction with the commencement of the Chapter 11 case, the Debtors sought and obtained several orders from the Bankruptcy Court that were intended to enable the Debtors to operate in the normal course of business during the Chapter 11 case. The most significant of these orders (i) authorize the Company to honor pre-petition obligations to customers, (ii) authorize the Company to honor obligations to employees for pre-petition employee salaries, wages, incentive compensation, and benefits, and (iii) permit the Debtors to operate their consolidated cash management system during the Chapter 11 case in substantially the same manner as it was operated prior to the commencement of the Chapter 11 case.

The bankruptcy filing triggered defaults on substantially all the Company’s debt and lease obligations. Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of a debtor’s estate. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under the plan of reorganization.

The Debtors’ rights to possess and operate certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract are governed by Section 1110 of the Bankruptcy Code. Section 1110 provides that unless the Debtors take certain action within 60 days after the Petition Date or such later date as is agreed by the applicable lessor, secured party, or conditional vendor, the contractual rights of such financier to take possession of such equipment and to enforce any of its other rights or remedies under the applicable agreement are not limited or otherwise affected by the automatic stay or any other provision of the Bankruptcy Code.

The Section 1110 deadline for the Debtors was November 14, 2005. The Debtor has targeted to restructure approximately 50% of its fleet count and is currently on track to realize projected annual cost reductions of $400 million primarily related to reduced aircraft ownership costs including interest, rent and depreciation expense. Agreements are in place or have been tentatively reached for the majority of these targeted savings.

The Debtors’ balance sheet debt as of December 31, 2005 included $1.7 billion in unsecured pre-petition debt obligations. These obligations are reflected in the Debtors’ liabilities subject to compromise. See “Item 8. Consolidated Financial Statements and Supplementary Data, Note 6 – Liabilities Subject to Compromise” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for additional information.

Under Section 365 of the Bankruptcy Code, debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property, aircraft, and aircraft engines, subject to the approval of the Bankruptcy Court and other conditions. In general, rejection of an unexpired lease or executory contract is treated as a pre-petition breach of the lease or contract in question. Subject to certain exceptions, this rejection relieves debtors of performing their future obligations under that lease or contract but entitles the lessor or contract counterparty to a pre-petition general unsecured claim for damages caused by the deemed breach. These pre-petition general unsecured claims for damages, where appropriate, are reflected in the Debtors’ liabilities subject to compromise. See “Note 4 – Liabilities Subject to Compromise” for additional information. The Company expects that additional liabilities subject to compromise will arise in the future as a result of damage claims resulting from the rejection of certain executory contracts and unexpired leases by the Debtors. However, the Company expects that the assumption of certain executory contracts and unexpired leases may convert liabilities subject to compromise to liabilities not subject to compromise. Due to the uncertain nature of many of the potential rejection and abandonment related claims, the Company is unable to project the magnitude of these overall claims with any degree of certainty at this time.

Labor Cost Restructuring. The Bankruptcy Code provides special treatment for collective bargaining agreements (“CBAs”). In particular, Section 1113(c) of the Bankruptcy Code permits the Company to move to reject its CBAs if the Company first satisfies a number of statutorily prescribed substantive and procedural prerequisites and obtains the Bankruptcy Court’s approval of the rejection or the expiration of the statutorily prescribed time period. After bargaining in good faith and sharing relevant information with its unions, a debtor must make proposals to modify its existing CBAs based on the most complete and reliable information available at the time. The proposed modifications must be necessary to permit the reorganization of a debtor and must provide that all the affected parties are treated fairly and equitably. Ultimately, rejection of the CBAs is appropriate if the unions refuse to agree to a debtor’s necessary proposal “without good cause” and the Bankruptcy Court determines that the balance of the equities favors rejection. In October 2005, the Company commenced Section 1113(c) proceedings with the Professional Flight Attendants Association (“PFAA”), the Air Line Pilots Association (“ALPA”), and the International Association of Machinists and Aerospace Workers (“IAM”), and has subsequently completed these hearings.

The Company has achieved its target of approximately $1.4 billion in annual labor cost savings and has reached consensual CBAs with ALPA and the IAM. The Company implemented the ALPA and IAM agreements on August 1, 2006. The Company has also implemented new labor agreements with the Aircraft Technical Support Association (“ATSA”), the Transport Workers Union of America (“TWU”), and the Northwest Airlines Meteorologists Association (“NAMA”), and has imposed contract terms on the Aircraft Mechanics Fraternal Association (“AMFA”). Two rounds of salaried and management employee pay and benefit cuts have also been achieved and implemented.

With respect to the Company’s flight attendants, the Company reached a tentative consensual agreement on a new contract with its flight attendants represented by the PFAA on March 1, 2006 (the “March TA”). On June 6, 2006, the PFAA announced that its flight attendants failed to ratify the tentative agreement. As a result of the flight attendants’ failure to ratify this agreement, the Company requested a ruling from the Bankruptcy Court on its Section 1113(c) motion to reject its existing flight attendant labor agreement and to permit the Company to impose new contract terms. On June 29, 2006, the Bankruptcy Court granted the Company’s Section 1113(c) motion to reject its contract with the flight attendants and authorized the Company to implement the terms of the March TA; however, the Bankruptcy Court stayed implementation of the order until July 17, 2006.

Following the Bankruptcy Court’s June 29, 2006 ruling, the Company and the PFAA commenced negotiations to reach a new agreement. On July 6, 2006, the Company’s flight attendants voted to change their union representation from the PFAA to the Association of Flight Attendants-Communication Workers of America (“AFA-CWA”). Subsequently, the Company and the AFA-CWA continued negotiations to reach a new agreement, and on July 17, 2006, the parties announced that they reached a tentative consensual agreement (the “July TA”). On July 31, 2006, the AFA-CWA announced that its members failed to approve the July TA. As a result of the flight attendants’ failure to ratify the July TA, and in accordance with the Bankruptcy Court’s previous authorization, effective July 31, 2006 the Company implemented new contract terms and conditions for its flight attendants, consistent with the terms and conditions of the March TA.

On July 31, 2006, following the flight attendants’ failure to ratify a second proposed collective bargaining agreement and the Company’s subsequent imposition of new contract terms for the flight attendants, the AFA-CWA provided the Company with a 15-day notice of its intent to strike or engage in other work actions, including CHAOS. In response, on August 1, 2006, the Company filed a motion with the Bankruptcy Court seeking to obtain an injunction against such activities. The AFA-CWA subsequently extended the strike deadline by 10 days to August 25, 2006, in response to recent terrorist threats against air travel to and within the United States. On August 17, 2006, the Bankruptcy Court denied the Company’s request for an injunction. On August 18, 2006, the Company filed an appeal of the Bankruptcy Court’s decision with the United States District Court for the Southern District of New York (“U.S. District Court”). On August 25, 2006, the U.S. District Court issued an injunction pending appeal which temporarily prevents any work action by the AFA-CWA while the court decides whether to issue a permanent injunction. A strike or other form of self-help could have a material adverse effect on the Company.

The Company has also commenced proceedings under Section 1114 of the Bankruptcy Code, pursuant to which the Company is seeking reductions in the costs it incurs to provide medical benefits to retirees.

Securities Trading Matters. On October 28, 2005, the Bankruptcy Court entered an order that restricts the trading of the common stock and debt interests in the Company. The purpose of the order is to ensure that the Company does not lose the benefit of its net operating loss carryforwards (“NOLs”) for tax purposes. Under federal and state income tax law, NOLs can be used to offset future taxable income, and thus are a valuable asset of the Debtors’ estate. Certain trading in the Company’s stock (or debt when the Company is in bankruptcy) could adversely affect the Company’s ability to use the NOLs. Thus, the Company obtained an order that enables it to closely monitor certain transfers of stock and claims and restrict those transfers that may compromise the Company’s ability to use its NOLs.

The Company’s common stock ceased trading on the NASDAQ stock market on September 26, 2005 and now trades in the “over-the-counter” market under the symbol NWACQ.PK. However, the Company currently believes that no value will be ascribed to the Company’s outstanding common stock, preferred redeemable stock, or other equity securities in any plan of reorganization.

The New York Stock Exchange advised the Company on September 15, 2005, that trading in Northwest’s 10.5% Class D Pass Through Certificates, Series 2003-1 due April 1, 2009, ticker symbol NWB RP09, as well as the 9.5% Senior Quarterly Interest Bonds due August 15, 2039 (QUIBS), ticker symbol NWB, was suspended. The QUIBS can still be traded on the “over-the-counter” market under the symbol NWBBQ.PK; however, the Company is no longer accruing or paying interest.

Plan of Reorganization. In order to exit Chapter 11 successfully, the Company must propose, and obtain confirmation by the Bankruptcy Court of, a plan of reorganization that satisfies the requirements of the Bankruptcy Code. A plan of reorganization would resolve, among other things, the Debtors’ pre-petition obligations and set forth the revised capital structure of the newly reorganized entity. The Debtors have the exclusive right for 120 days from the Petition Date to file a plan of reorganization and, if they do so, 60 additional days to obtain necessary acceptance of the plan. The Bankruptcy Court has entered orders which have extended the deadline of the Debtors’ exclusive right to file a plan of reorganization and the deadline to obtain necessary acceptance of the plan to January 16, 2007 and March 16, 2007, respectively.

A plan of reorganization must be voted on by holders of impaired claims and equity interests, and must satisfy certain requirements of the Bankruptcy Code and, as noted above, be confirmed by the Bankruptcy Court. A plan has been accepted by holders of claims against and equity interests in a Debtor if (1) at least one-half in number and two-thirds in dollar amount of claims actually voting in each impaired class of claims have voted to accept the plan and (2) at least two-thirds in amount of equity interests actually voting in each impaired class of equity interests have voted to accept the plan. Under certain circumstances set forth in the provisions of Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan even if such plan has not been accepted by all impaired classes of claims and equity interests. A class of claims or an equity interest that does not receive or retain any property under the plan on account of such claims or interests is deemed to have voted to reject the plan. The precise requirements and evidentiary showing for confirming a plan, notwithstanding its rejection by one or more impaired classes of claims or equity interests, depends upon a number of factors, including the status and seniority of the claims or equity interests in the rejecting class, i.e., secured claims or unsecured claims, subordinated or senior claims, preferred or common stock.

Although the Debtors expect to develop a reorganization plan during 2006 for emergence from Chapter 11, or obtain additional extensions to its exclusivity period, there can be no assurance that a reorganization plan will be proposed by the Debtors within the required timeframe or that additional extensions, if required, will be approved. Also, there is no assurance that the proposed plan will be approved by claim holders or confirmed by the Bankruptcy Court.

Note 3 – Reorganization Related Items

The condensed consolidated financial statements have been prepared in accordance with SOP 90-7 and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business. In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

Reorganization items recorded during the month ended July 31, 2006, consisted primarily of charges related to aircraft rejections. Aircraft rejection charges are non-cash costs that include the estimated allowable claims resulting from the Company’s rejection of certain aircraft obligations and return of aircraft as part of the bankruptcy process. The charges for professional fees include only those professional fees related to the bankruptcy process. Restructured aircraft lease/debt charges are primarily non-cash costs that include the estimated claims resulting from the Company’s renegotiation of certain aircraft obligations. These claims remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, the determination as to the value of any collateral securing claims, proofs of claim or other events.

Net reorganization items, as shown on the Condensed Consolidated Statement of Operations, consist of the following:

(in millions)	Month ended July 31, 2006
Aircraft rejection charges	$32
Professional fees	4
Restructured aircraft lease/debt charges	3
Other, net	—
Total reorganization expenses, net	$39

Note 4 – Liabilities Subject to Compromise

Liabilities subject to compromise refers to both secured and unsecured obligations that will be accounted for under a plan of reorganization, including claims incurred prior to the Petition Date.  They represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events.

The Debtors have endeavored to notify all of their known or potential creditors whose claims are subject to the Chapter 11 cases.  Subject to certain exceptions under the Bankruptcy Code, the Chapter 11 filings automatically stayed the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the time of filing on September 14, 2005.  The deadline for creditors to file proofs of claim with the Bankruptcy Court (the “Bar Date”) was August 16, 2006.  A proof of claim arising from the rejection of an executory contract or an unexpired lease must be filed by the later of the Bar Date or thirty days from the effective date of the authorized rejection.

Differences between liability amounts the Company has estimated and future claims to be filed by its creditors will be examined by the Debtors and, if necessary, will be subject to a final determination of the allowable claims by the Bankruptcy Court.  The determination of how these liabilities will ultimately be treated will not be known until an approved plan of reorganization is confirmed by the Bankruptcy Court and the claims resolution process is complete.  Completion of the claims resolution process may occur well after confirmation of a plan of reorganization.  The Company will continue to evaluate the amounts of these liabilities through the remainder of the Chapter 11 process.  To the extent that the Company identifies additional amounts subject to compromise, they will be recognized accordingly.  As a result, the amount of liabilities subject to compromise is subject to change.

Subsequent to its Chapter 11 filing, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believes the interest will be paid during the bankruptcy proceeding or that it is probable that the interest will be an allowed claim.  Had the Company recorded interest expense based on its pre-petition contractual obligations, post-petition interest expense would have increased by $14.9 million during the month ended July 31, 2006.

At July 31, 2006, the Company had liabilities subject to compromise of $15.2 billion, consisting of the following (in millions):

Debt, including accrued interest	$6,974
Pension, postretirement and other employee related expenses	4,249
Aircraft-related accruals and deferrals	2,874
Capital lease obligations, including accrued interest	239
Accounts payable and other liabilities	885
Total liabilities subject to compromise	$15,221

In addition to the $15.2 billion of liabilities subject to compromise itemized above, the Company’s $279 million of Preferred Redeemable Stock (“Series C Preferred Stock”) is also subject to compromise.  This preferred security is not presented as a liability on the Company’s Condensed Consolidated Balance Sheet due to its conversion features, as required by the provisions of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Note 5 – Taxes and Insurance

All post-petition tax obligations have been fully paid to the proper taxing authorities when due for the current month.  Additionally, all insurance premiums have been fully paid to the proper insurance company or broker when due during the current month, and all insurance policies are in force as of July 31, 2006.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Detail of Disbursements By Filing Debtor Entity

for the month ended July 31, 2006

(Unaudited, in thousands) Debtor Name	Case Number	Disbursement Total	Notes

NWA Fuel Services Corporation	05-17925 (alg)	$28,189
Northwest Aerospace Training Corp.	05-17944 (alg)	—
Northwest Airlines Holdings Corporation	05-17938 (alg)	13
NWA Inc.	05-17940 (alg)	13
Northwest Airlines, Inc.	05-17933 (alg)	1,036,186	(1)
MLT Inc.	05-17948 (alg)	34,237
Northwest Airlines Corporation	05-17930 (alg)	—	(2)
NWA Retail Sales Inc.	05-17950 (alg)	34	(2)
Montana Enterprises, Inc.	05-17952 (alg)	—	(3)
NW Red Baron LLC	05-17953 (alg)	—	(3)
Compass Airlines, Inc.	05-17949 (alg)	1,911	(2)(4)
Aircraft Foreign Sales, Inc.	05-17955 (alg)	—	(3)
NWA Worldclub, Inc.	05-17956 (alg)	—	(3)
NWA Aircraft Finance, Inc.	05-19287 (alg)	—	(2)(5)
	Total	$1,100,583

(1)   Excludes certain operating expenditures mainly at foreign stations and related primarily to customer travel. In relation to the level of monthly disbursements, these are de minimis. Inclusion of such amounts would not change the quarterly fee, as the amount excluding such activity for the associated debtor already exceeds the maximum threshold amount.

(2)   Company with irregular monthly disbursements.

(3)   Inactive company - no activity.

(4)   Formerly known as Northwest Airlines Cargo, Inc.

(5)   Company filed for bankruptcy on September 30, 2005.

Schedule 1

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended July 31, 2006

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Total Debtor			Northwest
	Companies	Total	Debtor to	Airlines
	Net of	Non-Debtor	Non-Debtor	Corporation
(Unaudited, in millions)	Eliminations	Companies	Eliminations	Consolidated
Operating Revenues
Passenger	$913	$—	$—	$913
Regional carrier revenues	128	—	—	128
Cargo	79	—	—	79
Other	78	5	(5)	78
Total operating revenues	1,198	5	(5)	1,198

Operating Expenses
Aircraft fuel and taxes	313	—	—	313
Salaries, wages and benefits	228	—	—	228
Selling and marketing	67	—	—	67
Aircraft maintenance materials and repairs	51	—	—	51
Other rentals and landing fees	51	1	(1)	51
Depreciation and amortization	39	2	—	41
Aircraft rentals	22	(1)	(4)	17
Regional carrier expenses	126	—	—	126
Other	125	(1)	—	124
Total operating expenses	1,022	1	(5)	1,018

Operating Income (Loss)	176	4	—	180

Other Income (Expense)
Interest expense, net	(45)	(4)	2	(47)
Investment income	10	1	(2)	9
Reorganization items, net	(39)	—	—	(39)
Other, net	(1)	(4)	4	(1)
Total other income (expense)	(75)	(7)	4	(78)

Income (Loss) Before Income Taxes	101	(3)	4	102

Income tax expense (benefit)	—	1	—	1

Net Income (Loss)	$101	$(4)	$4	$101

Schedule 2

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

as of July 31, 2006

CONDENSED CONSOLIDATING BALANCE SHEETS

	Total Debtor			Northwest
	Companies	Total	Debtor to	Airlines
	Net of	Non-Debtor	Non-Debtor	Corporation
(Unaudited, in millions)	Eliminations	Companies	Eliminations	Consolidated
Assets

Current Assets
Cash and cash equivalents	$1,107	$40	$—	$1,147
Unrestricted short-term investments	590	—	—	590
Restricted cash, cash equivalents, and short-term investments	600	15	—	615
Accounts receivable, net	725	20	—	745
Flight equipment spare parts, net	120	—	—	120
Prepaid expenses and other	27	368	—	395
Total current assets	3,169	443	—	3,612

Property and Equipment
Flight equipment, net	6,955	288	—	7,243
Other property and equipment, net	713	23	—	736
Total property and equipment	7,668	311	—	7,979

Flight Equipment Under Capital Leases, net	13	9	—	22

Other Assets
Intangible pension asset	363	—	—	363
International routes	634	—	—	634
Investments in affiliated companies	520	—	(482)	38
Other	980	(28)	—	952
Total other assets	2,497	(28)	(482)	1,987
Total Assets	$13,347	$735	$(482)	$13,600

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Air traffic liability	$1,843	$—	$—	$1,843
Accounts payable and other liabilities	1,366	41	—	1,407
Current maturities of long-term debt and capital lease obligations	89	22	—	111
Total current liabilities	3,298	63	—	3,361

Long-Term Debt	1,208	192	—	1,400

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	133	—	—	133
Other	94	4	18	116
Total deferred credits and other liabilities	227	4	18	249

Liabilities Subject to Compromise	15,245	—	(24)	15,221

Preferred Redeemable Stock Subject to Compromise	279	—	—	279

Common Stockholders’ Equity (Deficit)
Common stock	1	14	(14)	1
Additional paid-in capital	1,503	105	(105)	1,503
Accumulated deficit	(5,836)	376	(376)	(5,836)
Accumulated other comprehensive income (loss)	(1,565)	(3)	3	(1,565)
Treasury stock	(1,013)	(16)	16	(1,013)
Total common stockholders’ equity (deficit)	(6,910)	476	(476)	(6,910)
Total Liabilities and Stockholders’ Equity (Deficit)	$13,347	$735	$(482)	$13,600

Schedule 3

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended July 31, 2006

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Total Debtor			Northwest
	Companies	Total	Debtor to	Airlines
	Net of	Non-Debtor	Non-Debtor	Corporation
(Unaudited, in millions)	Eliminations	Companies	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income (loss)	$101	$(4)	$4	$101
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	39	2	—	41
Pension and other postretirement benefit contributions less than expense	22	—	—	22
Changes in certain assets and liabilities	(163)	6	—	(157)
Long-term vendor deposits/holdbacks	86	—	—	86
Reorganization items, net	39	—	—	39
Other, net	(6)	(1)	(4)	(11)
Net cash provided by (used in) operating activities	118	3	—	121

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	1	—	—	1

Cash Flows from Investing Activities
Capital expenditures	(14)	—	—	(14)
Proceeds from sales of short-term investments	8	—	—	8
Decrease (increase) in restricted cash, cash equivalents and short-term investments	59	—	—	59
Other, net	12	—	—	12
Net cash provided by (used in) investing activities	65	—	—	65

Cash Flows from Financing Activities
Proceeds from long-term debt	4	—	—	4
Payments of long-term debt and capital lease obligations	(24)	—	—	(24)
Other, net	1	—	—	1
Net cash provided by (used in) financing activities	(19)	—	—	(19)

Increase (Decrease) in Cash and Cash Equivalents	165	3	—	168
Cash and cash equivalents at beginning of period	942	37	—	979
Cash and cash equivalents at end of period	$1,107	$40	$—	$1,147

Cash and cash equivalents and unrestricted short-term investments at end of period	$1,697	$40	$—	$1,737

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended July 31, 2006

	Amount Due for			Amount Paid to
	Services Rendered for		Amount Due for	Firm for the
	the month ended		Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	July 31, 2006		Case to Date	July 31, 2006	Case to Date
A&S Associate	$—		$—	$—	$—
Alan Tilles - Shulman, Rogers, Gandal	—		13,854	—	13,258
Alfredo Sanchez Navarro	—		—	—	—
Anagnostopoulos, Bazinas, Fifis	—		—	—	—
APA Law Office	—		—	—	—
ApplEcon, LLC	—		33,273	—	—
Arvode	6,000		13,887	—	—
Baker & Hostetler LLP	—		1,520	—	—
Baker & McKenzie	—		62,588	—	38,342
Baker Botts	—		118,484	10,810	111,017
Baker, Donelson, Bearman, Caldwell & Berkowitz	18,000		190,783	36,000	172,783
Barger & Wolen LLP	—		—	—	—
Barnes & Thornburg	—		155	—	155
Barrosa & Porciuncula Law Office	—		—	—	—
Barry Hirsch, Ph.D.	—		—	—	—
Beck & Tysver	—		4,354	—	2,562
Bersenas Jacobsen Chouest Thomson Blackburn LLP	—		4,317	—	1,869
Bingham McCutchen LLP	—		5,642	1,214	4,642
Blank Rome LLP	—		3,580	1,108	1,850
Bonner & Borhart, LLP	15,000		158,233	14,417	143,234
Brief, Justice, Carmen & Kleiman LLP	—		4,938	—	4,938
Briggs & Morgan	60,000	(1)	794,338	—	290,040
Bryan Cave Strategies	15,000		253,508	25,000	238,508
Buchman Law Firm, LLP	—		838	—	838
Capitol Tax Partners	15,000		158,000	15,000	143,000
Cathy Abernathy Consultants	15,680		160,813	15,207	145,132
Cauthen Forbes & Williams	5,000		52,667	5,000	47,667
Clark & Company	—		10,377	—	10,377
Clark & Knasel, P.C.	—		408	—	408
Condon & Forsyth LLP	—		8,017	—	8,017
Crowell & Moring	—		47,804	8,402	44,801
D L Rothberg & Associates, PC	—		3,846	—	—
Daugherty, Fowler, Peregrin & Haught	32,000		235,542	33,571	145,519
David Fernandez	—		224	—	—
David Keltie Associates	—		—	—	—
Davis, Wright, Tremaine LLP	—		9,739	8,637	8,637
Deacons	—		2,505	—	2,505
Dechert LLP	—		568	—	568
Deloitte & Touche	—		485,000	—	—
Dharmniti Auditing Co., Ltd	—		—	—	—
Dickinson, Wright PLLC	200		20,141	225	225
Domnern, Somgiat Boonma	—		—	—	—
Dr. Zanick - Park Nicollet	35,417		373,056	35,417	302,222
Drinker Biddle	—		—	—	—
Ducharme, McMillen & Associates	7,956		531,760	19,750	216,426

(1)   Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended July 31, 2006

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm for the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	July 31, 2006	Case to Date	July 31, 2006	Case to Date
Dudley Topper	$—	$44	$—	$—
Econ One	—	21,378	—	—
Eric Johnson	4,000	42,133	8,000	42,133
Erin Kelly	2,500	24,171	5,023	24,083
Farris, Mathews, Branan, Bobango, Hellen & Dunlap PLC	—	—	—	—
Fasken, Martineau, DuMoulin LLP	3,000	36,952	2,137	24,851
Fierce Isakowitz & Blalock	20,374	203,362	40,567	203,362
Fisher & Phillips LLP	—	—	—	—
Foley Hoag LLP	—	4,193	—	4,193
Follosco Morallos & Herce	—	—	—	—
Ford & Harrison	—	—	—	—
Fredrikson & Byron	2,000	94,527	18,639	87,976
Fried, Frank, Harris, Shriver & Jacobson	—	—	—	—
Friedman, Suder & Cooke	—	—	—	—
Bernard Haberman	—	650	—	650
Fujikura Clinic	—	—	—	—
Gale Rubenstein	—	—	—	—
Goldfarb & Lipman	—	6,735	115	5,654
Grant Thornton	—	—	—	—
Greenberg Traurig, LLP	—	72	—	—
Halleland, Lewis, Nilan, Sipkins and Johnson	—	7,304	840	6,504
Healthy Medicine Society	—	—	—	—
Hocker Rueb Doeleman	—	1,506	—	1,141
Holland & Hart LLP	—	259	—	259
Honigman, Miller, Schwartz & Cohn	—	134,016	40,384	123,071
Hughes, Hubbard & Reed LLP	—	32,262	—	5,048
Inoue Public Relations, Inc.	10,113	100,838	9,265	90,725
Ion Global Hong Kong	—	—	—	—
ITA, LLC	—	—	—	—
Jackson & Kelly PLLC	—	17,400	676	8,335
Jackson, Lewis LLP	—	7,134	4,519	7,134
Jacob & Weingarten	—	10,678	755	10,510
James Ashe-Taylor	25,000	118,790	—	—
James Gillula, Ph.D.	—	—	—	—
Jenkens & Gilchrist	—	—	—	—
Jessika Li-Juan Ko	425	32,005	18,009	28,130
Jockman Linguistic Services	—	—	—	—
John Holden	1,613	34,271	1,950	32,658
John Trerotola	6,000	64,378	7,208	59,585
Jorge de Regil	—	—	—	—
Kathrun Mary Rios	2,000	33,882	3,304	32,377
Kaufman & Canoles	—	2,554	—	2,554
Kenney & Markowitz	—	553	—	553
Kiesewetter, Wise, Kaplan, Schwimmer & Prather, PLC	—	790	287	758
Kilpatrick Stockton LLP	—	6,950	—	6,950

(1)   Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended July 31, 2006

	Amount Due for			Amount Paid to
	Services Rendered for		Amount Due for	Firm for the
	the month ended		Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	July 31, 2006		Case to Date	July 31, 2006	Case to Date
Kim & Chang	$—		$18,030	$3,050	$13,627
King & Spalding	47,954		498,268	41,497	339,376
Kirkland & Ellis LLP	6,000		126,144	—	108,077
KPMG	21,725		192,310	4,948	165,185
Larson Allen	—		33,807	—	25,098
Lee and Li	—		176	—	176
Leonard, Street and Deinard	5,000		68,159	7,770	55,942
Lewis, Fisher, Henderson, Claxton & Mulroy, LLP	—		3,934	182	3,934
Lommen Nelson Law Firm	—		500	—	500
Low Yeap Toh & Goon	—		—	—	—
Loyens & Loeff	—		2,073	—	2,073
Luis Arguelles	—		—	—	—
Marr Hipp Jones & Wang, LLLP	—		1,953	—	948
Masaaki Hasegawa	—		—	—	—
Maxwell & Milder	—		45,333	—	45,333
McKool Smith	—		1,137	—	1,137
Mercer	776		28,560	—	21,465
Michael L. Wachter, Ph.D.	—		3,600	—	3,600
Miller, Canfield, Paddock & Stone	—		503	—	503
Miller Thomson Pouliot LLP	—		531	—	531
MindShare Japan	—		—	—	—
Morrison, Cohen, Singer & Weinstein	—		1,040	—	1,040
Muchmore Harrington Smalley & Associates	—		—	—	—
Nagashima Ohno & Tsunematsu	—		246,308	—	—
New-Tech International	—		3,715	—	3,715
Nielsen, Merksamer, Parrinello, Mueller & Naylor LLP	—		—	—	—
Nixon Peabody LLP	—		—	—	—
Nutter, McClennen & Fish	—		11,765	251	11,265
Ogletree, Deakins, Nash, Smoak & Stewart PC	—		131,193	48,872	111,193
Oglivy & Mather Japan	—		—	—	—
O’Keefe Lyons & Hynes, LLC	—		15,833	—	15,833
O’Melveny & Myers LLP	70,000	(1)	525,545	76,182	215,827
ORC Worldwide	—		9,680	700	9,680
Orrick, Herrington & Sutcliffe, LLP	—		1,656	—	1,656
Osborn Maledon, P.A.	—		—	—	—
Patrick Mirandah Co.	—		2,124	—	1,551
Paula Forbes	—		11,983	—	11,983
Perkins Coie	—		2,988	1,047	2,988
Piper Rudnick LLP	5,739		209,380	7,707	183,623
Poblandor Bautista & Reyes Law Offices	—		3,735	—	—
Preston, Gates & Ellis	—		—	—	—
PriceWaterhouseCoopers	—		—	—	—
Proskauer Rose LLP	—		127,859	—	24,456

(1)   Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended July 31, 2006

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm for the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	July 31, 2006	Case to Date	July 31, 2006	Case to Date
Quarles & Brady LLP	$3,000	$85,529	$6,000	$77,616
Quisumbing, Torres & Evangelista	—	12,176	—	1,043
Richard Hohlt & Associates	—	30,000	—	15,000
Richard, Layton & Finger	—	5,665	—	2,500
Riches, McKenzie & Herbert	—	2,222	—	2,222
Rinku Town Clinic	—	—	—	—
Robbins, Russell, Englert, Orseck & Untereir LLP	15,000	93,257	19,573	43,899
Robert Brodin	40,000	421,333	—	341,333
Roberta Herbst	1,365	19,302	—	17,937
Ron Jerich & Associates	4,000	28,667	8,000	28,667
Ryan & Company	—	—	—	—
Salo LLC	3,400	53,301	15,725	41,018
Samil Accounting Corp.	—	—	—	—
Samjong Accounting Corporation	—	—	—	—
Samsin HR Korea	—	—	—	—
Seer Consulting	—	—	—	—
Sherman & Howard L.L.C.	—	589	—	589
Shook, Hardy & Bacon LLP	—	—	—	—
Shook Lin & Bok	—	—	—	—
Shumaker and Sieffert	—	19,853	—	15,853
Sidley, Austin, Brown & Wood LLP	17,901	43,218	369	22,738
Siegel Moses & Schoenstadt	—	—	—	—
Skene Law Firm, P.C.	435	1,835	—	1,154
SMC Investigations, LLC	—	—	—	—
Smith & Williams	—	—	—	—
Sonier Poulain & Associates	—	—	—	—
Steptoe & Johnson	—	—	—	—
Stikeman Elliot LLP	—	5,284	—	5,284
Stinson, Morrison Hecker	—	—	—	—
Strategic Federal Affairs	10,000	105,333	10,000	105,333
Sullivan & Baldick	18,000	224,910	36,000	215,310
Sullivan & Cromwell	—	—	—	—
Sunrise Research	2,650	20,650	2,800	13,500
Susman Godfrey	—	14,160	—	—
Sycip Gorres Velayo & Co.	—	—	—	—
Sycip Salazar Hernandez & Gatmaitan	—	6,019	—	6,019
Symphony Incorporations	—	381	—	—
The Capitol Group LLC	2,000	21,067	2,000	19,067
TheMIGroup	—	—	—	—
Theresa Schulz	—	20,335	1,050	20,335
Torkildson, Katz, Fonseca, Jaffe, Moore and Hetherington	—	6,492	—	150
Troutman Sanders LLP	15,000	295,636	31,506	222,825
Ushijima, Teramae & Wade Law Firm	—	89,676	—	—
Van Mens & Wesselink	—	41,725	—	—
Vaughan & Murphy	—	—	—	—

(1)   Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended July 31, 2006

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm for the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	July 31, 2006	Case to Date	July 31, 2006	Case to Date
Vaughn-Lee & Associates	$705	$6,460	$1,815	$5,755
Venable LLP	400	6,674	1,230	5,874
Vercruysse, Murray & Calzone	7,371	53,417	12,117	38,669
Vertex Tax Technology Enterprise	—	58,401	—	58,400
Virtual Communications, Inc.	—	—	—	—
Ward & Olivo	—	104,381	—	34,283
Wiener & Associates	2,000	21,067	2,000	19,067
White & Case	—	44,508	—	13,886
Wiggin & Nourie, P.A.	—	877	—	877
Wiley Rein & Fielding LLP	—	136,892	—	114,461
Winterbauer & Diamond PLLC	—	8,332	—	358
Winthrop & Weinstine	4,000	28,119	4,119	24,119
Yoshie Ogawa	12,591	124,877	21,666	123,119
Zuckert, Scoutt & Rasenberger LLP	—	58,987	173	48,977

TOTALS	$619,290	$9,455,975	$759,785	$5,998,286

(1)   Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.